Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

September 19, 2016

Kemper Announces Enhancements to Its Life Insurance Claims Procedures

CHICAGO--(BUSINESS WIRE)-Kemper Corporation (NYSE: KMPR) announced today that its Life & Health Division has begun implementing enhancements to its life insurance claims procedures. The company is voluntarily undertaking a comprehensive process under which it will cross-reference its life insurance policies against the Social Security Death Master File and other databases to identify potential situations where beneficiaries may not have filed a claim following the death of a loved one, and then begin an outreach process to find beneficiaries and pay claims.

“We recognize that new tools exist today that enhance our ability to meet our promises to our customers. We are implementing a thoughtful and detailed process to evaluate our policies on a regular basis and to help our customers’ loved ones through the claims process,” said Joseph P. Lacher, Jr., Kemper’s President and Chief Executive Officer. “We’ve been seeking consensus within the regulatory community on how best to approach the process. We are not willing to wait longer, so we are forging ahead.”
About Kemper
The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper's businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Are represented by 20,000 agents and brokers

•	Employ 6,000 associates dedicated to providing exceptional service

•	Are licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Contact

Investors:	Diana Hickert-Hill
312.661.4930
investors@kemper.com